Exhibit 5.1

Our ref: AMF/781326-000003/32305749

Waldencast plc

2nd Floor, Sir Walter Raleigh House

48-50 Esplanade

St Helier

Jersey

JE2 3QB

24 August 2022

Waldencast plc (the “Company”)

We have acted as counsel as to Jersey law to the Company. This opinion is being delivered in connection with the Registration Statement of the Company on Form F-1 filed with the United States Securities and Exchange Commission (the “Commission”) on 24 August 2022 under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”), pursuant to which:

(a)	the Company may issue certain class A ordinary shares of US$0.0001 each in the capital of the Company (the “Class A Ordinary Shares”);

(b)	certain selling shareholders may sell:

(i)	certain Class A Ordinary Shares; and

(ii)	certain warrants exercisable to purchase Class A Ordinary Shares issued pursuant to a warrant agreement dated 15 March 2021 between the Company and Continental Stock Transfer and Trust Company (the “Warrants”).

Each offer of Class A Ordinary Shares or Warrants will be the subject of a prospectus supplement which, taken together with the base prospectus set out in the Registration Statement, will form a prospectus (a “Prospectus”).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company and certificate of continuance of the Company dated 26 July 2022 (the “Certificate of Continuance”), the consent dated 26 July 2022 issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958, the consents issued by the Registrar of Companies of the Jersey Financial Services Commission dated 26 July 2022 and 24 August 2022 to the issue of the Warrants by the Company pursuant to the Control of Borrowing (Jersey) Order 1958 and the memorandum and articles of association of the Company as registered or adopted on 26 July 2022 (the “Memorandum and Articles”).

1.2	A certificate of good standing in respect of the Company issued by the Jersey Financial Services Commission on 24 August 2022 (the “Certificate of Good Standing”).

1.3	A certificate from a director of the Company, a copy of which is attached to this opinion (the “Director’s Certificate”).

1.4	The Registration Statement.

1.5	The public records relating to the Company available for inspection via the website of the Registrar of Companies in Jersey (including, as applicable, the records and information maintained by the Registrar of Companies as Registrar under the Security Interests (Jersey) Law 2012) (“SIJL”) at the time we inspected such records (the “Public Records”).

1.6	The response received by us today from the office of the Viscount of the Royal Court of Jersey to our enquiry made to such office in respect of the Company (the “Viscount Response”).

1.7	The response received by us today from the office of the Judicial Greffe in Jersey to our enquiry made to such office in respect of a creditors’ winding up in relation to the Company (the “Creditor Winding Up Response”).

1.8	Save for the searches referred to at paragraphs 1.5 to 1.7 (inclusive) and our examination of documentation we have expressly referred to, we have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting, the Company or any other person.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of Jersey which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	The Viscount Response (construed as if the expression “to the best of my knowledge and belief” or similar are not included) is accurate and complete.

2.4	The Creditor Winding Up Response (construed as if the expression “to the best of my knowledge and belief” or similar are not included) is accurate and complete.

2.5	The Company will receive or has received money or money’s worth in consideration for the issue of the Class A Ordinary Shares and none of the Class A Ordinary Shares were or will be issued for less than par value.

2.6	The subscription monies for the Class A Ordinary Shares have been or will be paid in full to the Company and the Class A Ordinary Shares have been or will be issued in accordance with the Memorandum and Articles.

2.7	The Company has not and will not issue any Class A Ordinary Shares in excess of the authorised share capital of the Company.

2.8	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.9	There is no document or other information or matter (including, without limitation, any non- binding or unenforceable arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this opinion.

2.10	Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon and subject to the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that once (a) the Class A Ordinary Shares to be offered by the Company as contemplated by a Prospectus (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants) have been duly authorised for issue, (b) the Class A Ordinary Shares to be offered by the Company as contemplated by a Prospectus (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants) have been duly issued by the Company in accordance with the Memorandum and Articles and against payment in full of the consideration as set out in a Prospectus and in accordance with the terms set out in such Prospectus and (c) all necessary consents have been obtained from the Jersey Financial Services Commission in respect of the Warrants and any Prospectus, such Class A Ordinary Shares will be validly issued, fully paid and non-assessable shares and, upon entry on the register of members of the Company, the holders of the Class A Ordinary Shares will be the registered holder of such number of Class A Ordinary Shares as will be noted against their respective names on the register of members of the Company. As a matter of Jersey law, a share is only issued when it has been entered in the register of members.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies in Jersey under the laws of Jersey, annual filing fees must be paid and returns made to the Registrar of Companies in Jersey within the time frame prescribed by law.

4.2	Under Jersey law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. There are certain limited circumstances where an application may be made to the Jersey court by a person aggrieved, or a member of the company, or the company for rectification of the register. The Jersey court may refuse such application or may order rectification of the register and payment by the company of any damages sustained by a party aggrieved. As far as we are aware, such applications are rarely made in Jersey and for the purposes of the opinion given in paragraph 3 there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by the Jersey court.

4.3	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil or the shareholder is a contributory as defined under the Law.

4.4	The obligations of the Company may be subject to restrictions pursuant to United Nations, European Union and United Kingdom sanctions as implemented under the laws of Jersey and other sanctions or other restrictive measures imposed by Jersey authorities, under Jersey legislation.

4.5	The search of the Public Records is not conclusively able to reveal whether or not:

(a)	a winding up order has been made or a resolution passed to wind up the Company;

(b)	an order has been made or resolution passed to appoint a liquidator or a provisional liquidator to the Company; or

(c)	a security interest has been created and perfected under the SIJL.

4.6	The Viscount Response relates only to the property of the Company being declared en désastre. There is no formal procedure to determine whether the Company is bankrupt pursuant to the Interpretation (Jersey) Law 1954, and the Viscount Response does not confirm whether any statutory demand has been served through the Viscount’s Department.

4.7	The Creditor Winding Up Response relates only to a search of the Royal Court of Jersey civil records in respect of applications for a creditors’ winding up pursuant to Articles 157A to 157C (inclusive) of the Law.

4.8	The Creditor Winding Up Response will not cover:

(a)	any statutory demand that a creditor has served on the Company as a precursor to the creditors’ winding up application;

(b)	where a creditor has agreed not to issue an application for a creditors’ winding up or the claim is for the repossession of goods;

(c)	a creditors’ winding up application which has been filed with the Judicial Greffe but has not yet been recorded in the creditors’ winding up applications list with the Judicial Greffe;

(d)	if an order for a creditors’ winding up has been made by the Royal Court of Jersey; and

(e)	where the creditors’ winding up application has been dismissed or terminated by the Royal Court of Jersey.

4.9	The Royal Court of Jersey may order that a creditors’ winding up commences in respect of a Jersey company on the date the application is made or on such other date as the court deems fit. Accordingly, a creditors’ winding up considered by the Royal Court after the date of this opinion may be deemed to commence on a date prior to this opinion.

4.10	Information available in public registers in Jersey is limited. There is a register of certain Jersey security interests, a record of hypotheques over Jersey real property and a record of mortgages over Jersey-registered ships and aircraft. We have not examined any such public records for the purposes of any opinion given in this opinion letter, other than as expressly referred to in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement or any ancillary documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the Opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any ancillary documents relating to the Registration Statement entered into or to be entered into by the Company and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and holders of Class A Ordinary Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Jersey) LLP

Waldencast plc

2nd Floor, Sir Walter Raleigh House

48-50 Esplanade

St Helier

Jersey

JE2 3QB

To:	Maples and Calder (Jersey) LLP
2nd Floor
Sir Walter Raleigh House
48-50 Esplanade
St. Helier
JE2 3QB
Jersey

24 August 2022

Waldencast plc (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Jersey law in relation to connection with the Registration Statement of the Company on Form F-1 filed with the United States Securities and Exchange Commission, pursuant to which:

(a)	the Company may issue certain class A ordinary shares of US$0.0001 each in the capital of the Company (the "Class A Ordinary Shares");
(b)	certain selling shareholders may sell:
(i)	certain Class A Ordinary Shares; and
(ii)	certain warrants exercisable to purchase Class A Ordinary Shares issued pursuant to a warrant agreement dated 15 March 2021 between the Cayman Company and Continental Stock Transfer and Trust Company (the "Warrants").

Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify on behalf of the Company (and without personal liability) that:

1	You have been provided with true and complete copies of:
1.1	The certificate of incorporation of the Company.
1.2	The certificate of continuance dated 26 July 2022 of the Company.
1.3	The consent dated 26 July 2022 issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958 and the consents issued by the Registrar of Companies of the Jersey Financial Services Commission dated 26 July 2022 and 24 August 2022 to the issue of the Warrants by the Company pursuant to the Control of Borrowing (Jersey) Order 1958 (together the "COBO Consents").
1.4	The memorandum and articles of association of the Company as registered or adopted on 26 July 2022 (the "Memorandum and Articles").
1.5	The register of members of the Company.
1.6	The register of directors and secretaries of the Company.

2	The Memorandum and Articles and COBO Consents remain in full force and effect and have not been revoked, superseded or amended and there have been no infringements of any conditions contained in the COBO Consents.
3	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.
4	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
5	As at the date hereof, the Company was, or will be, able to pay its debts as they fell, or fall, due.
6	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any liquidator, provisional liquidator, Viscount of the Royal Court of Jersey or other similar officer been appointed over any of the Company's property or assets. No statutory demand has been received by the Company.
7	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
8	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.
9	All documents or information required to be filed with the Registrar of Companies in Jersey in respect of the Company have been filed and appear on the Public Records and are accurate and complete.
10	No invitation has been made or will be made by or on behalf of the Company to the public in Jersey to subscribe for any of the Class A Ordinary Shares or the Warrants.
11	The Class A Ordinary Shares (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants) have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).
12	The Class A Ordinary Shares (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants) have been duly authorised and are validly issued as fully paid and non-assessable (as to Jersey stamp duty) shares.
13	The Company is subject to income tax in Jersey at a rate of 0% and is an "international services entity" for the purposes of Jersey's goods and services tax legislation.
14	The Company has no employees and is not required to have a licence pursuant to the Control of Housing and Work (Jersey) Law 2012.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

(Signature follows on next page)

(Signatures to Maples Jersey Legal Opinion – F-1 Registration Statement – Waldencast plc)

Signature:

Print Name: [*]

Title: Director